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                                                                   EXHIBIT 10.29




                          GENERAL PARTNERSHIP AGREEMENT

                                       OF

               CAPITAL SOURCE PARTNERS, A REAL ESTATE PARTNERSHIP,

                        A California General Partnership
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                                TABLE OF CONTENTS

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                                                                                     Page

SECTION 1

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DEFINITIONS .........................................................................  1
      1.1   Affiliate/Entity........................................................   1
      1.2   Bankruptcy ..............................................................  1
      1.3   Capital Account .........................................................  1
      1.4   Cash Available For Distribution .........................................  2
      1.5   Code ....................................................................  2
      1.6   Distributions ...........................................................  2
      1.7   Managing Partner ........................................................  2
      1.8   Net Income and Net Loss .................................................  2
      1.9   Nonrecourse Deductions ..................................................  2
      1.10  Partner .................................................................  2
      1.11  Partner Nonrecourse Debt ................................................  2
      1.12  Partnership .............................................................  2
      1.13  Partnership Business ....................................................  2
      1.14  Partnership Minimum Gain ................................................  3
      1.15  Partnership Project .....................................................  3
      1.16  Percentage Interest .....................................................  3
      1.17  Treasury Regulations ....................................................  3

SECTION 2

FORMATION ...........................................................................  3
      2.2   Purpose .................................................................  3
      2.3   Name ....................................................................  3
      2.4   Place of Business .......................................................  3
      2.5   Fictitious Business Name Statement ......................................  3

SECTION 3

TERM ................................................................................  4
      3.1   Commencement ............................................................  4
      3.2   Dissolution .............................................................  4

SECTION 4

MANAGEMENT ..........................................................................  5
      4.1   Managing Partner and Decision Making ....................................  5
      4.2   Remaining Decision Making Power Vested in All Partners ..................  5
      4.3   Limitation on Partner's Authority .......................................  7
      4.4   Execution of Documents/Reliance on Acts of Managing Partner .............  7
      4.5   Devotion of Time ........................................................  7
      4.6   Representations and Indemnifications ....................................  8
      4.7   Investment Opportunities ................................................ 10



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
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SECTION 5

CAPITAL CONTRIBUTIONS AND ASSUMPTION OF LIABILITY ................................... 10
      5.1   Capital Contributions and Loans ......................................... 10
      5.2   Deficit Capital Accounts................................................  12

SECTION 6

DISTRIBUTIONS AND ALLOCATIONS ....................................................... 13
      6.1   Distributions of Cash Available For Distribution ........................ 13
      6.2   Allocation of Net Income................................................  13
      6.3   Allocation of Net Loss .................................................. 13
      6.4   Special Allocations ..................................................... 14
      6.5   Distributions on Dissolution ............................................ 14

SECTION 7

PARTNERSHIP EXPENSES ................................................................ 15
      7.1   Reimbursable Expenses and Partnership Expenses .......................... 15

SECTION 8

BOOKS, RECORDS AND ACCOUNTS ......................................................... 15
      8.1   Books and Records ....................................................... 15
      8.2   Bank Accounts ........................................................... 16
      8.3   Tax Returns ............................................................. 16
      8.4   Audited Financial Statements ............................................ 16
      8.5   Method of Accounting .................................................... 16
      8.6   754 Election ............................................................ 16

SECTION 9

ASSIGNMENTS ......................................................................... 17
      9.1   Sale of Partnership Interest ............................................ 17
      9.2   Rights of First Refusal to Purchase Interest ............................ 17
      9.3   Specific Performance .................................................... 18
      9.4   Buy Out ................................................................. 18

SECTION 10

MISCELLANEOUS ....................................................................... 19
      10.1  Headings ................................................................ 19
      10.2  Time of Essence ......................................................... 19
      10.3  Entire Agreement ........................................................ 19
      10.4  Governing Law ........................................................... 19
      10.5  Attorneys' Fees ......................................................... 19
      10.6  Arbitration ............................................................. 19
      10.7  Severability............................................................  20


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
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      10.8  Notices ................................................................. 20
      10.9  Gender and Number ....................................................... 20
      10.10 Counterpart/Facsimile Signatures ........................................ 20
      10.11 Cross-References ........................................................ 21
      10.12 Covenant to Sign Documents .............................................. 21
      10.13 Bank Accounts ........................................................... 21
      10.14 No Representation ....................................................... 21
      10.15 Successors in Interest .................................................. 21
      10.16 Partition ............................................................... 21
      10.17 Waiver .................................................................. 21
      10.18 Approvals ............................................................... 21

EXHIBITS

EXHIBIT A   Partner Percentage Interests
EXHIBIT A-1 Partner Capitalization
EXHIBIT B   Legal Description of Property
EXHIBIT B-1 Site Plan
EXHIBIT C   Promissory Note
SCHEDULE 4.6(a)
SCHEDULE 4.6(b)

                          GENERAL PARTNERSHIP AGREEMENT

                                       OF

               CAPITAL SOURCE PARTNERS, A REAL ESTATE PARTNERSHIP,

                        A California General Partnership


      This GENERAL PARTNERSHIP AGREEMENT ("Agreement") is made and entered as of 12/17/96, by and between P & S DEVELOPMENT, a California general partnership ("P&S"), and XIT CORPORATION, a New Jersey corporation formerly known as XCEL Corporation ("XIT"). P&S and XIT are sometimes collectively referred to herein as the "Partners."

      By this Agreement, the Partners join together to form a general partnership under the California Uniform Partnership Act and agree to all the terms of this Agreement. P&S shall act as the managing partner of the general partnership formed by this Agreement (the "Partnership"), and, in its capacity as managing partner, P&S shall be referred to herein as the "Managing Partner."

                                    SECTION 1

                                   DEFINITIONS

      The following terms, when used in this Agreement, shall have the meaning set forth in this section.

      1.1 Affiliate/Entity. "Affiliate" means (i) any immediate family member,
(ii) any entity in which a Partner (and/or his or her immediate family members if a Partner is a natural person) controls at least 50.1% of the voting interest of such entity, and (iii) any person or entity that is a shareholder, partner or member of a Partner as of the date of this Agreement. "Entity" includes a partnership, corporation, limited liability company, limited liability partnership, association, or other legal entity.

      1.2 Bankruptcy. "Bankruptcy" shall mean the institution of any proceedings under federal or state laws for relief of debtors, including filing of a voluntary or involuntary petition in bankruptcy or the adjudication as insolvent or bankrupt, or the assignment of the person's business for the benefit of creditors, or the appointment of a receiver or trustee in bankruptcy of any substantial portion of the person's assets or the seizure by a sheriff, receiver or trustee of any substantial portion of the person's assets, and the failure, in the case of any of these events, to obtain the dismissal of the proceeding or removal of the receiver or trustee within ninety (90) days of the event.

      1.3 Capital Account. The "Capital Account" of a Partner means the capital account of that Partner determined from the inception of the Partnership strictly in accordance with the rules set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations.
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      1.4 Cash Available For Distribution. "Cash Available For Distribution"
shall mean the total cash revenues generated by the business of the Partnership and miscellaneous sources, less cash expenditures (including fees for services to the Managing Partner or any Affiliate of the Managing Partner), debt service and operating expenses, and less amounts set aside for reserves and working capital, as determined by the Managing Partner, in its reasonable discretion.

      1.5 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws.

      1.6 Distributions. "Distributions" means any cash or property distributed to Partners arising from their interests in the Partnership, other than payments to Partners for services or as repayment of loans, including, but not limited to, "Shortfall Loans" (as defined in Section 5.1(b)(ii) and the "Security Loan" (as defined in Section 5.1(c)).

      1.7 Managing Partner. "Managing Partner" shall refer to P&S or to any other person(s) or entity(ies) who succeed it in that capacity. J. Victor Peloquin ("Peloquin"), a general partner of P&S, is hereby authorized to act on behalf of P&S and in P&S' name.

      1.8 Net Income and Net Loss. "Net Income" and "Net Loss" shall mean the net income and net loss, respectively, of the Partnership; however, the following items shall be excluded from the computation of Net Income and Net
Loss:

            (a) Any gain or income specially allocated under Section 6.4.

            (b) Any Nonrecourse Deductions.

            (c) Any Partner Nonrecourse Deductions.

            For purposes of computing Net Income and Net Loss, the "book" value of an asset shall be substituted for its adjusted tax basis if the two differ, but otherwise Net Income and Net Loss shall be determined in accordance with federal income tax principles.

      1.9 Nonrecourse Deductions. "Nonrecourse Deductions" in any fiscal year means the amount of Partnership deductions that are characterized as "nonrecourse deductions" under Section 1.704-2(b)(1) of the Treasury Regulations.

      1.10 Partner. Any person who is a partner in this Partnership.

      1.11 Partner Nonrecourse Debt. "Partner Nonrecourse Debt" shall mean the liabilities of the Partnership treated as "partner nonrecourse debt" under
Section 1.704-2(b)(4) of the Treasury Regulations.

      1.12 Partnership. "Partnership" means the general partnership formed by this Agreement.

      1.13 Partnership Business. "Partnership Business" means acquiring, improving, maintaining, managing, and holding for investment that certain real property and its related assets designated herein as the Partnership Project.


                                       2
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      1.14 Partnership Minimum Gain. "Partnership Minimum Gain" with respect to any taxable year of the Partnership shall mean the partnership minimum gain of the Partnership computed strictly in accordance with the principles of Section 1.704-2(b)(2) of the Treasury Regulations.

      1.15 Partnership Project. The "Partnership Project" consists of that certain real property commonly known as 4290 East Brickell, Ontario, California, and legally described on EXHIBIT B attached hereto and incorporated herein by this reference, along with (i) all buildings and other improvements thereon, all fixtures thereon, all easements and other rights appurtenant thereto, and all personal property located thereon that is used exclusively for the operation and maintenance of the land and improvements, and (ii) all security deposits, prepaid rents, and reserves relating to the foregoing. A site plan for the Partnership Project is attached hereto as EXHIBIT B-1.

      1.16 Percentage Interest. "Percentage Interest" means the percentage interest of a Partner as set forth on EXHIBIT A attached hereto and incorporated herein by this reference, as adjusted pursuant to this Agreement.

      1.17 Treasury Regulations. "Treasury Regulations" shall mean the regulations, including temporary regulations, of the United States Treasury Department pertaining to the Code, as amended, and any successor provision(s).

                                    SECTION 2

                                    FORMATION

      2.1 Statement of Partnership. A Statement of Partnership shall be prepared and signed by the Partners, and recorded in such official records as may be deemed necessary by the Partners.

      2.2 Purpose. The purpose of the Partnership will be to engage in the Partnership Business which may include, but not be limited to, entering into leases, option agreements, construction agreements, loan agreements, purchase and sale agreements, and partnership agreements and joint venture agreements with other persons, all as the Partners may jointly deem appropriate.

      2.3 Name. The name of the Partnership shall be "CAPITAL SOURCE PARTNERS, A REAL ESTATE PARTNERSHIP".

      2.4 Place of Business. The Partnership's principal place of business shall be 4740 E. Bryson, Anaheim, California 92807, or such other location as may be determined from time to time by the Managing Partner.

      2.5 Fictitious Business Name Statement. Upon execution of this Agreement, and promptly after any change in the Partnership's membership, the Managing Partner shall cause to be filed and published in the county in which the Partnership has its principal place of business


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appropriate business name statements in accordance with Section 17900-17930 of the California Business and Professions Code.

      2.6 Publication Upon Withdrawal of a Partner. If by reason of withdrawal, expulsion, Bankruptcy, removal, or any other reason whatsoever, a Partner shall cease to be a Partner of this Partnership, the remaining or succeeding Partners shall immediately prepare and publish, file, or record, as required by law, all documents, instruments or other items necessary to reflect such withdrawal, expulsion, Bankruptcy, or removal.

                                    SECTION 3

                                      TERM


      3.1 Commencement. The Partnership term begins on the date of this Agreement.

      3.2 Dissolution. The Partnership shall dissolve upon:

            (a) The election by and of all of the Partners to dissolve;

            (b) December 31, 2017;

            (c) The sale of all or substantially all of the assets of the Partnership, and distribution of the proceeds to the Partners;

            (d) The acquisition by one Partner of the Partnership interests of all of the other Partners;

            (e) The conviction of any partner of P&S or any executive officer of XIT of a crime punishable as a felony; or

            (f) The dissolution or liquidation of either P&S or XIT, or P&S or XIT makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver or trustee, commences any proceeding relating to P&S or XIT under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against P&S or XIT any such proceeding which remains undismissed for a period of sixty days, or P&S or XIT by any act indicates its consent to, approval of or acquiescence in any way such proceeding or the appointment of any receiver of or trustee for P&S or XIT or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of thirty days.

                  Following any such event, the Partnership shall engage in no further business other than that which is necessary to wind up its business affairs and distribute its assets. The Partnership shall continue to allocate Net Income and Net Loss and shall make Distributions as such allocations, Distributions and contributions were made prior to dissolution as set forth herein.


                                       4
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                                    SECTION 4

                                   MANAGEMENT

      4.1 Managing Partner and Decision Making.

            (a) Limited Control in Managing Partner. The Managing Partner shall have control over and be responsible for the day-to-day operations of the Partnership Business, including, but not limited to, (i) negotiating, entering into, paying for, and overseeing maintenance and insurance contracts for the Partnership Project, (ii) paying mortgage payments, insurance, property taxes, utilities and other costs associated with the day-to-day ownership and operation of the Property, (iii) enforcing the terms of any and all leases, including, but not limited to, collecting rent and evicting defaulting tenants, (iv) preparing and filing tax returns, (v) preparing income and expense statements and other financial reports, (vi) preparing budgets, which shall require the approval of a majority of the Partners before implementing said budgets, and (vii) the establishment of policy and operating procedures respecting the Partnership Project and the Partnership Business. In exercising the foregoing rights and obligations, the Managing Partner may (i) reimburse the Managing Partner or its Affiliates for direct, out-of-pocket expenses incurred in connection with the Partnership Business in accordance with Section 7 of this Agreement, and (ii) employ at the Partnership's expense such agents, employees, independent contractors, attorneys, and accountants as reasonably necessary to carry out the Partnership Business and the foregoing, including, but not limited to, employing
J. Victor Construction, Inc., a California corporation, dba Azlon ("Azlon"), to carry out the rights and obligations of the Managing Partner pursuant to this Agreement. Expenditures of commitments in excess of $10,000 require XIT's prior consent, such consent not to be unreasonably withheld. In consideration of performing the foregoing obligations, the Managing Partner shall be entitled to receive all operating expenses, including property management expenses, advanced by tenants of the Partnership Project as of the date of this Agreement pursuant to lease agreements in effect as of the date of this Agreement.

            (b) Decision Making if More than One Managing Partner. Except as otherwise expressly stated in this Agreement, should there ever be more than one Managing Partner, all decisions to be made or acts to be taken by such Managing Partners shall require the approval of a majority of the Managing Partners. Upon execution of this Agreement, there is only one Managing Partner. Appointment of a replacement or additional Managing Partner shall require the vote of a majority of the Partners.

      4.2 Remaining Decision Making Power Vested in All Partners.

            (a) Except for the rights of the Managing Partner set forth in
Section 4.1 above, and except as otherwise expressly provided in this Agreement, the Partners shall collectively make all other decisions relating to the Partnership, the Partnership Project and the Partnership Business. Such decisions shall be made by a majority vote of the Partners based on their Percentage Interests.

            (b) Without limiting the generality of Section 4.2(a), the following actions shall be taken only after the vote of approval by a majority of the Partners pursuant to


                                       5
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Section 4.2(a), and the Managing Partner shall not have the right to take the following actions unless directed to do so by a majority of the Partners after a vote pursuant to Section 4.3(a):

                  (i) Election to dissolve the Partnership;

                  (ii) Sale of all or substantially all of the assets of the Partnership in a single transaction or in a series of related transactions;

                  (iii) Admission of a new Partner;

                  (iv) The Acquisition of, or the execution of any contract for the acquisition of, any real property;

                  (v) Consummation of any transaction with an Affiliate of the Managing Partner, unless otherwise specifically provided for in this Agreement or unless the terms and conditions of such transaction are substantially the same as those between unrelated parties for similar transactions;

                  (vi) Entering into a partnership or joint venture agreement with any third party, including approval of the terms and conditions of such partnership or joint venture agreement;

                  (vii) Investing Cash Available For Distribution in any asset other than the Partnership Project, except temporarily to establish working capital reserves as reasonably determined by the Managing Partner (such temporary working capital reserves may be invested in obligations that are backed by the United States government or insured by FDIC or FSLIC);

                  (viii)Improve, develop, lease, sell, convey and dispose of any portion of the Partnership Project or any interest therein;

                  (ix) Borrow money required from time to time for the Partnership Business or to secure any such loan(s) by pledging or otherwise encumbering all or any part of the Partnership assets;

                  (x) Cause the Partnership to make or revoke any of the elections which may be made under the Code;

                  (xi) Adjust, settle or compromise any claim, obligation, debt, demand, suit or judgment against the Partnership;

                  (xii) Determine the maximum and minimum working capital requirements of the Partnership or the amount of any reserve to be obtained;

                  (xiii) Determine whether or not Distributions shall be made to the Partners;

                  (xiv) Implement, change or modify any site plan(s) for the Partnership Project;

                  (xv) Select new tenants and users for the Partnership Project;

                  (xvi) Vary depreciation or accounting methods, changing the fiscal year of the Partnership, making any other decisions with respect to the treatment of various transactions for bookkeeping or tax purposes;

                  (xvii)Contract for and complete the purchase and sale of any real or personal property, including, but not limited to, the Partnership Project, in the name of the Partnership; and

                  (xviii) Enter into any contract, commitment or transaction requiring payments or other consideration from the Partnership with a value in excess of $10,000 during any 12 month period.

      4.3 Limitation on Partner's Authority. No Partner shall have the authority to:

            (a) Do any act in contravention of this Agreement; or

            (b) Do any act that would make it impossible to carry on the Partnership Business.

      4.4 Execution of Documents/Reliance on Acts of Managing Partner. All of the Partners, on behalf of the Partnership, shall be required to sign any deed, deed of trust, bill of sale, contract of sale or purchase, option, or other instrument purporting to convey or encumber all or any portion of the fee interest in any real or personal property, at any time owned by the Partnership, for such instrument to be binding and enforceable against the Partnership. Only the Managing Partner (by Peloquin only, as general partner of the Managing Partner), on behalf of the Partnership, shall be required to sign any insurance or maintenance contract relating to the Partnership Project; provided, however that without the consent of XIT, the amounts paid pursuant to any maintenance contract shall not exceed the amounts set forth in a budget prepared annually and approved in writing by XIT prior to the year that is the subject of the budget. Partners representing at least 60% in Partnership Interests, on behalf of the Partnership, shall be required to sign all other agreements, documents, and instruments, including, but not limited to, any lease, license, easement, or other instrument purporting to create a leasehold or other right to use any portion of the fee interest in any real or personal property, at any time owned by the Partnership, for such instrument to be binding and enforceable against the Partnership. Except for the number of Partner's signatures required by this Section or as otherwise provided by Section 4.2, no other signatures shall be required for any agreement, document, or instrument to be binding and enforceable against the Partnership. No purchaser, mortgagee, lessee, assignee, optionee, or other party dealing with the Partnership shall be required to ascertain whether the provisions of this Agreement have been met or complied with, or to inquire as to the authority or power of any Partner or be obliged to inquire into the validity of any agreement, document, or instrument executed by a Partner, and any such party shall be exonerated from any and all liability if such party deals with the Partnership on the basis of agreements, documents, and instruments executed on behalf of the Partnership by a Partner as described in this Section .

      4.5 Devotion of Time. The Partners are not obligated to devote their full time to the affairs of the Partnership. Any Partner may become involved in other businesses and occupations


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
and other partnerships, some of which may be directly competitive with the Partnership Business. The Managing Partner shall devote such time as is necessary to manage the Partnership Business and perform the Managing Partner's duties hereunder.

      4.6 Representations and Indemnifications.

            (a) Representations by P&S. The following representations and warranties are made by P&S and Peloquin, on a joint and several basis to XIT and shall continue in full force and effect after the date hereof for a period of 24 months.

                  (i) Power and Authority. P&S has all requisite power and authority to own, lease and operate the Partnership Project and to conduct the business presently conducted at the Partnership Project.

                  (ii) Authority for Agreement. P&S has authorized the execution, delivery and performance of this Agreement and has all power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of P&S, enforceable against it in accordance with its terms, except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditors' rights in general.

                  (iii) No Violation. Except as set forth in Schedule 4.6(a), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of any contract, note, bond, debt instrument, security agreement or mortgage or any other contract or agreement, written or oral to which P&S is a party or by which any of the Partnership Project is bound.

                  (iv) No Existing Defaults. Except as set forth in Schedule 4.6, P&S is not in default under any of the material terms of any contract, note, debt instrument, security agreement, mortgage or under any other commitment, contract, agreement, lease or other instrument, whether written or oral, to which it is a party or by which any of its assets are bound, nor is it in default in the payment of any material monetary obligation or debt.

                  (v) Title to Partnership Project. Except as otherwise set forth on Schedule 4.6 hereto, P&S has no actual knowledge of any liens, encumbrances, security agreements, options, claims, charges or defects in title to any property comprising the Partnership Project. Except as otherwise disclosed on Schedule 4.6, there are no outstanding written or oral leases or tenancies of any kind covering or in any way affecting the Partnership Project or any part or parts thereof.

                  (vi) Contracts Relating to Partnership Project. Schedule 4.6(a) hereto contains a true and complete list of each contract or agreement requiring aggregate payments by P&S or receipt by P&S in amounts in excess of $10,000 and to which P&S is a party or by which it or any portion of the Partnership Project is bound.


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
                  (vii) Compliance with Laws. To the best of P&S's and Peloquin's knowledge, P&S has complied with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to the Partnership Project, the properties comprising same or the business operation of P&S.

                  (viii)Insurance. P&S has in full force and effect (with no overdue premiums) the policies of insurance or renewals thereof, in the amounts and for the periods set forth in Schedule 4.6.

                  (ix) P&S Ownership. Except as set forth on Schedule 4.6(a), the sole partners of P&S are Peloquin and IDB, Inc., a California corporation, of which Peloquin is the sole shareholder, and there are no outstanding options, warrants or other similar rights.

            (b) Representations by XIT. The following representations and warranties are made by XIT to P&S and shall continue in full force and effect after the date hereof for a period of 24 months.

                  (i) Authority for Agreement. XIT has authorized the execution, delivery and performance of this Agreement and has all power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of XIT, enforceable against it in accordance with its terms, except as its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws effecting the enforcement of creditors' rights in general.

                  (ii) No Violation. Except as set forth in Schedule 4.6(b), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not in violation or breach of, do not conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms of any contract, note, bond, debt instrument, security agreement or mortgage or any other contract or agreement, written or oral to which XIT is a party.

            (c) Indemnification of Managing Partner. The Partnership, its receiver or its trustee, shall indemnify, hold harmless, defend, and pay all judgments and claims against the Managing Partner, and its shareholders, partners, members, directors, officers, employees, agents, independent contractors, subsidiaries, successors, and assigns, from any liability, loss, or damage incurred by any of them by reason of any act performed or omitted to be performed by any of them in connection with the Partnership Business, including costs and attorneys' fees and any amounts expended in the settlement of any claims of liability, loss, or damage, except to the extent such loss, liability, or damage was caused by the negligence or intentional misconduct of the indemnified party.

            (d) Indemnification by Partners. Each Partner (in the case of P&S, the term Partner or P&S shall include Peloquin) shall indemnify, hold harmless, defend, and pay all judgments and claims against the other Partners, and their respective shareholders, partners, members, directors, officers, employees, agents, independent contractors, subsidiaries, successors, and assigns, from any liability, loss, or damage incurred by any of them by reason of (i) any breach by the indemnifying Partner of this Agreement or any representation or warranty contained herein or any claims of any nature by a former partner or affiliate of a Partner, or


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
(ii) the negligence or intentional misconduct of the indemnifying Partner or its employees, agents, or contractors, including costs and attorneys' fees and any amounts expended in the settlement of any claims of liability, loss, or damage, except to the extent such loss, liability, or damage was caused by the negligence or intentional misconduct of the indemnified party. In addition to the foregoing, P&S agrees to indemnify, hold harmless, defend and pay all judgments and claims against XIT and its shareholders, directors, officers, employees, agents, independent contractors, subsidiaries, successors, and assigns, from any liability, loss or damage incurred by any of them by reason of any environmental problems at the Partnership Project where the facts or circumstances causing such problems exist as of the date hereof, except to the extent such environmental problems have been caused by XIT or its contractors, employees or agents.

      4.7 Investment Opportunities. Neither the Partners nor any of their Affiliates shall be obligated to present any particular market opportunity or other investment opportunity to the Partnership or to any other Partner, even if the opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and the Partners and any of their Affiliates shall have the right to take for their own account or to recommend to others any market opportunity or other investment opportunity.

                                    SECTION 5

                CAPITAL CONTRIBUTIONS AND ASSUMPTION OF LIABILITY

      5.1 Capital Contributions and Loans.

            (a) Initial Contribution. Upon execution of this Agreement, P&S shall contribute the Partnership Project to the Partnership, which shall have a net agreed upon value for Capital Account purposes of One Million Two Hundred Sixty-Seven Thousand Three Hundred Forty-Five and No/100 Dollars ($1,267,345), as illustrated on EXHIBIT A attached hereto. XIT shall contribute the amount specially allocated to XIT pursuant to Section 6.4. Upon contribution, the Partners' Capital Accounts shall be adjusted by use of the bonus method to achieve the equal Capital Account balances, as of the date of formation, that are reflected on EXHIBIT A attached hereto, which balances shall be adjusted as required by Financial Accounting Standard No. 121, with such adjustments being charged equally to each Partner.

            (b) Additional Capital Requirements.

                  (i) Partner Contributions. If any Partner determines, from time to time, that additional capital is required for the Partnership ("Shortfall Amount") and funds are not available from commercial lenders on terms reasonably acceptable to a majority of the Partners (based on the Percentage Interests of the Partners), the determining Partner shall send a notice of such Shortfall Amount to the other Partners ("Shortfall Notice"). All of the Partners shall, on or before the date (the "Contribution Date") that is thirty (30) days after such Partner's receipt of the Shortfall Notice, contribute ("Shortfall Contribution(s)"), pro rata based on their respective Percentage Interest, the Shortfall Amount to the Partnership, up to a maximum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) in the aggregate for all Partners over the life of the Partnership. Each Partner shall contribute in cash an amount (the "Partner's Share") equal to such Partner's Percentage Interest multiplied by the total Shortfall Amount identified in the Shortfall Notice.

                  (ii) Partner Loans. If any Partner shall fail to contribute as required by Section 5.1(b)(i) above, then (i) such non-contributing Partner(s) shall be referred to herein as a "Non-Contributing Partner," and (ii) the remaining Partners who have voluntarily agreed to contribute their respective Partner's Share (a "Contributing Partner") may, within fifteen (15) days of the Contribution Date, (A) refuse to contribute its Partner's Share (and thereby become a Non-Contributing Partner), or (B) loan its Partner's Share plus the amount the Non-Contributing Partners failed to contribute (allocated among all Contributing Partners who desire to make such loan in accordance with their respective Percentage Interests), in which case such loans shall be referred to as "Shortfall Loans", or (C) sell the "Partnership Property" (as defined in Section 5(b)(iv)) for the "Sale Price" (as defined in Section 5(b)(iv)) and dissolve the Partnership, or (D) purchase the Non-Contributing Partner's interest in the Partnership, in cash, for a price equal to the amount the Non-Contributing Partner would have received upon dissolution had option (C) of this sentence been elected. If all Partners are Non-Contributing Partners, or if the projected Shortfall Amount exceeds, with all prior Shortfall Amounts, Two Hundred Fifty Thousand and No/100 Dollars ($250,000) in the aggregate for all Partners over the life of the Partnership, then either Partner may sell the Partnership Property for the Sale Price and dissolve the Partnership.

                        Shortfall Loan(s) shall (i) bear interest at a rate equal to the lesser of (A) 1.5% over Wells Fargo Bank's then quoted prime rate, as adjusted from time to time, or (B) the maximum rate then permitted by law,
(ii) shall be repaid by the Partnership to the lending Partners pro rata prior to the Distributions made to all of the Partners pursuant to Sections 6.1 and 6.2, and (iii) be on such other terms and conditions as determined by the Partners. If more than one of the Partners elect to make such Shortfall Loan(s), the amount of each Shortfall Loan shall be made pro rata in accordance with their respective Percentage Interests.

                  (iii) Priority of Loans and Additional Contributions. Notwithstanding any provision to the contrary in Section 6 or any other Section of this Agreement, in the event any Shortfall Loans or Shortfall Contributions have been made pursuant to this Section , all subsequent Distributions shall be made (i) first to repay the Shortfall Loans made pursuant to this Section pro rata in accordance with the amount loaned by each Partner, and (ii) then to the Partners pro rata in proportion to their unrecovered Shortfall Contributions made pursuant to this Section until they have fully recovered such Shortfall Contributions.

                  (iv) Sale Price. The "Sale Price" shall be the fair market value of the Partnership Project and all other Partnership property (collectively, "Partnership Property") as collectively determined, in good faith, by all of the Partners within fifteen (15) days after receipt of demand by any Partner. If the Partners cannot agree on such fair market value, then such fair market value shall be determined in accordance with the following provisions:

                        (A) The Partners shall appoint a single appraiser to value the Partnership's real property. If the parties are unable to agree upon a single appraiser within fifteen (15) days after the expiration of such fifteen-day (15-day) period, then within fifteen (15) days thereafter, each Partner shall appoint a single appraiser who is qualified and experienced (at least 5 years) in appraising industrial property in Southern California. If the appraisers so appointed are unable to agree upon the valuation for the Partnership's real property, but the highest and lowest valuations differ by ten percent (10%) or less, then the appraised value shall be the average of the appraisals. If the highest and lowest valuations differ by more than ten percent (10%), then, in such event, the appraisers shall collectively designate another appraiser whose sole function shall be to adopt one (1) of the appraisals as the closest to the then fair market valuation of the Partnership's real property. Each Partner shall pay its pro rata share of the cost of such appraisals based on its Percentage Interest. In arriving at a valuation, the appraisers shall observe the standards and employ the fair market value formula set forth below in
Section 5.1(b)(iv)(B), with all valuations being made as of the date the Shortfall Notice was made. The appraisers shall include the value attributable to any then existing below market financing in determining fair market value.

                        (B) The appraisal shall value one hundred percent (100%) of the Partnership's real property, including, but not limited to, the Partnership's buildings, land, and other interests in real property. Because the valuation is one hundred percent (100%) of the Partnership's real property, there shall be no discount applied for lack of marketability, lack of control, entity restrictions, or other relevant discounts which would otherwise apply in the absence of the provisions of this subparagraph. The fair market value of the Partnership Property shall be the value of the Partnership's real property, as determined by the appraiser(s), plus the book value of all other assets owned by the Partnership, including, but not limited to, machinery, equipment and other personal property, as determined by the Partnership's accountants, less the Partnership's debts and obligations, as determined by the Partnership's accountants.

            (c) Security Loan. Upon execution of this Agreement, XIT shall loan to the Partnership an amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) (the "Security Loan"). The Security Loan shall be on terms and conditions identical to those terms and conditions upon which XIT borrows the amounts comprising said Security Loan from Imperial Bank. The Security Loan shall be used by the Partnership as collateral for the Imperial Bank credit facility to be entered into by the Partnership contemporaneously herewith. The Security Loan shall be a loan, not a contribution of capital, and shall not be a part of XIT's Capital Account. The Security Loan may not be converted or exchanged into a partnership interest.

      5.2 Deficit Capital Accounts. If any Partner has a deficit balance in its Capital Account at the time of the liquidation of the Partnership or the liquidation of its interest in the Partnership (after crediting allocations of income and debiting allocations of loss to its Capital Account), such Partner must pay to the Partnership the amount of the deficit balance in its individual Capital Account. This amount, upon the liquidation of the Partnership, shall be paid to the creditors of the Partnership or distributed to the other Partners in accordance with their positive Capital Account balances in accordance with
Section 1.704-1(b)(2)(ii)(b)(3) of the Treasury Regulations. This payment must be made in readily available funds, and must be made no later than the end of the taxable year of the liquidation of their interest in the Partnership (or, if later, within 90 days after the date of the liquidation).

            (a) The term "liquidation" is used in the sense of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations.

            (b) The liquidated Partner's Capital Account shall be determined after taking into account all Capital Account adjustments for the Partnership's taxable year during which the liquidation occurs.

            The Partners intend that the provision set forth in this Section 5.2 will constitute an unconditional obligation to restore deficit capital accounts as described in Section 1.704-1(b)(2)(ii)(b)(3) of the Treasury Regulations. The Treasury Regulations shall control in the case of any conflict between those regulations and this Section 5.2.

                                    SECTION 6

                          DISTRIBUTIONS AND ALLOCATIONS

      6.1 Distributions of Cash Available For Distribution. Subject to Section
6.5 (that is, other than cash being distributed upon the dissolution of the Partnership), Cash Available For Distribution shall be distributed as follows:

            (a) With respect to the first $1,200,000 of Cash Available For Distribution, 75% of such Cash Available For Distribution shall be distributed to P&S and 25% of such Cash Available For Distribution shall be distributed to XIT; and

            (b) Thereafter, all further Cash Available For Distribution shall be distributed to the Partners in accordance with the Partners' respective Percentage Interests.

      6.2 Allocation of Net Income. Subject to Section 6.4 below, the Net Income of the Partnership shall be allocated to the Partners in accordance with the following order of priority:

            (a) First, 75% to P&S and 25% to XIT until the Partners have received cumulative allocations pursuant to this Section 6.2(d) equal to $900,000 for P&S and $300,000 for XIT; and

            (b) Thereafter, to the Partners pro rata in accordance with their Percentage Interests.

      6.3 Allocation of Net Loss and Nonrecourse Deductions. Net Loss and Nonrecourse Deductions shall be allocated to the Partners in the following order of priority:

            (a) First, to the Partners until the Partners have received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this
Section 6.3(a) equal to the difference between (A) the cumulative allocations of Net Income pursuant to Section 6.2(b) over (B) the cumulative Distributions to the Partners pursuant to Section 6.1(b), among them in proportion to their relative proportion of such amounts; and

            (b) Second, to the Partners until the Partners have received cumulative allocations of Net Loss and Nonrecourse Deductions pursuant to this
Section 6.3(b) equal to the difference between (A) the cumulative allocations of Net Income pursuant to Section 6.2(a) over

(B) the cumulative Distributions to the Partners pursuant to Section 6.1(a), among them in proportion to their relative proportion of such amounts; and

            (c) Thereafter, to the Partners pro rata in accordance with their Percentage Interests.

      6.4 Special Allocations.

            (a) Allocation to XIT. All income and gain, up to and including Six Hundred Fifty Thousand and No/100 ($650,000), arising in any manner, directly or indirectly, by virtue of any payment by Bank in connection with the release of the existing letter of credit relating to the Partnership Project shall be specially allocated to XIT. All amounts of such income and gain over Six Hundred Fifty Thousand and No/100 ($650,000) shall be allocated to the Partners pursuant to Section 6.2.

            (b) Section 704. All items of income, gain, loss, and deduction for Federal and state income tax purposes shall be allocated in accordance with the corresponding "book" items in accordance with the principles of Section 704(c) of the Code and Section 1.704-1(b)(4)(i) of the Treasury Regulations.

            (c) Recapture Income. In the event that the Partnership has taxable income that is characterized as ordinary income under the recapture provisions of the Code, each Partners' distributive share of taxable gain or loss from the sale of Partnership assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Partners' prior share of prior cumulative depreciation deductions with respect to the assets which gave rise to the recapture income.

            (d) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, in the event that there is a net decrease in the Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated items of income and gain in accordance with Section 1.704-2(g) of the Treasury Regulations and its requirements for a "minimum gain chargeback."

            (e) Partner Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(i)(4) of the Treasury Regulations, in the event that there is a net decrease in the minimum gain attributable to a Partner Nonrecourse Debt of the Partnership during a Partnership taxable year, each Partner with a share of the minimum gain attributable to the Partner Nonrecourse Debt at the beginning of the Partnership taxable year shall be allocated income and gain for the year (and, if necessary, subsequent years) in accordance with Section 1.704-2(i) of the Treasury Regulations.

      6.5 Distributions on Dissolution. Upon dissolution, the business of the Partnership shall be wound up by the Managing Partner, the assets shall be liquidated, and the proceeds applied to (i) payment of the Partnership debts, including expenses of the liquidation, (ii) repayment of Shortfall Loans, then the Security Loan, and then all other loans from Partners, and (iii) deposit in a trust account of a reasonable reserve for payment of contingent liabilities and expenses. The remaining proceeds shall be distributed (i) to the Partners who have made Shortfall Contributions until they have fully recovered such Shortfall Contributions, and then

(ii) to the Partners with positive Capital Accounts in accordance with the ratio of their Capital Accounts. The proceeds of the Partnership upon liquidation shall include any contribution by the Managing Partner at the time of liquidation pursuant to their obligation to pay any deficit amount in their Capital Account to the Partnership under Section 5.2 of this Agreement.

                                    SECTION 7

                              PARTNERSHIP EXPENSES

      7.1 Reimbursable Expenses and Partnership Expenses.

            (a) Each Partner shall pay its own costs and expenses incurred to form the Partnership, including, but not limited to such Partner's legal and accounting fees incurred by such Partner in drafting and reviewing this Agreement.

            (b) The Partnership shall pay all reasonable out-of-pocket expenses of the Partnership, which may include, but are not limited to: (i) all salaries, compensation, and fringe benefits of personnel employed by the Partnership and involved in the Partnership Business, other than the Managing Partner; (ii) all costs of borrowed money (including such costs relating to loans from Imperial Bank and the Security Loan), taxes and assessments on the Partnership Business, and other taxes applicable to the Partnership; (iii) legal, audit, accounting, consulting, and brokerage fees; and (iv) expenses and taxes incurred in the distribution, transfer, and recording of documents evidencing ownership of an interest in a Partnership Project or in the Partnership Business.

            (c) Each Partner and its Affiliates shall be entitled to reimbursement for costs and other out-of-pocket expenses reasonably incurred by such Partner and its Affiliates on behalf of the Partnership in connection with the Partnership Business.

            (d) Notwithstanding the provisions of this Section 7.1, the Partnership shall not reimburse any Partner for any item of its general overhead or administrative expense, including but not limited to executive or other employee salaries of a Partner, rent for a Partner's offices, utilities, depreciation, political or charitable contributions, or gifts. In addition, the Partnership shall only reimburse a Partner for traveling, accounting, and consultant costs directly relating to the Partnership Business.

            (e) Expenses or commitments which exceed $10,000 require consent of a majority in interest of the Partnership, unless already approved as part of a budget submitted to and approved by the Partners.

                                    SECTION 8

                           BOOKS, RECORDS AND ACCOUNTS

      8.1 Books and Records. The Managing Partner shall keep the Partnership's books and records at the principal office of the Partnership. All Partners shall have the right, upon reasonable request, to inspect and copy, during normal business hours, any of the Partnership books and records.

      8.2 Bank Accounts. The Partnership shall have two (2) bank accounts. One bank account shall be referred to herein as the "General Account" and the other shall be referred to herein as the "Management Account." All monies received by the Partnership for any reason (including, but not limited to, capital contributions, loans, and income from the Partnership Project) shall be deposited into the General Account. Two signatures shall be required to remove or otherwise transfer funds from the General Account by check, wire transfer, or any other method. One signature shall be that of XIT and one shall be that of P&S (signed only by Peloquin, as general partner of P&S). Each quarter sufficient funds necessary for the operation of the Partnership for the next three (3) months (as reasonably determined by P&S and approved by XIT, such approval not to be unreasonably withheld or delayed) shall be transferred from the General Account to the Management Account. The Managing Partner shall pay all expenses of the Partnership and the Partnership Project from the Management Account and only the Managing Partner's signature (signed only by Peloquin, as general partner of the Managing Partner), shall be required to remove or otherwise transfer funds from the Management Account by check, wire transfer, or any other method. A record of all such removals or other transfers made by the Managing Partner from the Management Account shall be supplied to XIT within ten
(10) days following the end of each calendar month for removals and other transfers made during the prior month.

      8.3 Tax Returns. The Partnership's tax and fiscal year end shall be September 30. The Partners agree to cooperate to cause an election under Internal Revenue Code Section 444 to be made to elect a September 30 year end for tax purposes. To the extent the Partnership is unable to elect a September 30 year end for tax purposes, the Partnership's tax and fiscal year shall be the fiscal year of the majority of the Partners based on Percentage Interests. For purposes of determining the fiscal year of any Partner that is itself a partnership ("Partnership Partner"), the fiscal year of each of the partners comprising the Partnership Partner ("Sub-Partner") and the Percentage Interests of such Sub-Partners (assuming the Partnership Partner had been dissolved and the Partnership interest of the Partnership Partner distributed to the Sub-Partner) should be used. The Partnership's accountants shall be instructed to prepare and file all required income tax returns for the Partnership.

      8.4 Audited Financial Statements. Audited financial statements shall be prepared at least annually by a certified public accountant acceptable to a majority of the Partners.

      8.5 Method of Accounting. The books of account of this Partnership shall be kept on the basis jointly determined by the Partners.

      8.6 754 Election. The Managing Partner may, upon consent of Partners with a majority in Partnership Interests, make an election on behalf of the Partnership pursuant to Section 754 of the Code.

                                    SECTION 9

                                   ASSIGNMENTS

      9.1 Sale of Partnership Interest.

            (a) Generally. Except as provided in this Agreement, no Partner shall directly or indirectly, sell, assign, mortgage, pledge, hypothecate or otherwise encumber, transfer or permit to be transferred or encumbered in any manner or by any means whatever, whether voluntarily or by operation of law, all or any part of its Partnership interest without the prior written consent of all of the other Partners, which consent may be granted or withheld in a Partner's sole, absolute and arbitrary discretion. Any act in violation of this Section 9.1(a) shall be void and without effect.

            (b) Transfer to Affiliate. Notwithstanding Section 9.1(a), and without being subject to Section 9.2, a Partner shall have the right, and with the consent of the other Partners, to assign all or a portion of its interest in the Partnership to an Affiliate; provided, however, that the transferring Partner shall remain liable for its obligations hereunder unless released in writing by all other Partners and the Partnership. Upon such transfer, such transferee shall become a substitute Partner, with all rights and obligations of a Partner under this Agreement, at law or in equity. Consent of a Partner shall not be unreasonably withheld to a proposed transfer.

            (c) Transfer by One Partner to Another Partner. Notwithstanding
Section 9.1(a), but subject to Section 9.2, a Partner shall have the unrestricted right, in its sole and absolute discretion and without the consent of any other Partner, to assign all or a portion of its respective interest in the Partnership to any other Partner; provided, however, that the transferring Partner shall remain liable for its obligations hereunder unless released in writing by all other Partners and the Partnership. Upon such transfer, such transferee shall become a substitute Partner, with all rights and obligations of a Partner under this Agreement, at law or in equity.

            (d) Nothing contained herein shall in any manner prohibit the sale of any interest in XIT. P&S shall obtain the prior consent of XIT to any sale of an interest in P&S, said consent not to be unreasonably withheld.

      9.2 Rights of First Refusal to Purchase Interests.

            (a) If a Partner ("Offeror") receives a "Bona Fide Offer," as defined below, for the purchase of all or any portion of its interest ("Partnership Interest Offer"), which the Offeror desires to accept, the Offeror shall give notice thereof (which notice shall include a true copy of the Partnership Interest Offer) to the other Partners ("Offerees"). Subject to
Section 9.1(a), the Offerees shall have the absolute right to purchase the Partnership interest of the Offeror upon the terms and conditions as set forth in the Partnership Interest Offer, except that the Offerees shall not be responsible for the payment of any broker's commission payable by the Offeror. If more than one Partner desires to purchase the interest of the Offeror, each such Partner shall have the right to purchase a portion of the interest equal to their relative Percentage Interests. The Offeree(s) shall, within thirty (30) days of receipt of the Partnership Interest Offer, give notice in writing to the Offeror stating whether or not it desires to accept the offer of sale. Failure by the

Offeree to give such notification within such thirty (30) day period shall constitute an election by the Offeree to reject the Partnership Interest Offer.

                  If no Partner elects to purchase the Offeror's Partnership interest as above described, the Offeror may (subject to Section 9.1(a)) within sixty (60) days after the Offeree's election or deemed election to reject the Partnership Interest Offer (the "Rejection Date") enter into an agreement to sell all, but not any part, of its Partnership interest to the party making the Partnership Interest Offer, but only upon the same terms and conditions, so long as such sale is consummated within one hundred fifty (150) days from the date of such sale agreement; otherwise, any such sale shall be considered null and void. If the Offeree(s) accepts the Partnership Interest Offer, the Offeree(s) shall purchase the Offeror's entire Partnership interest upon the same terms and conditions set forth in the Partnership Interest Offer.

            (b) For all purposes of Section 9.2(a), no offer shall be deemed to be a Bona Fide Offer unless:

                  (i) the proposed purchase price is payable solely in lawful money of the United States and, if not payable in its entirety in cash, at least twenty percent (20%) of the purchase price shall be payable in cash;

                  (ii) the offer contains provisions whereby the proposed purchaser is obligated to comply with all provisions of this Agreement (including but not limited to this Section 9.2) and assume all obligations of the Offeror hereunder;

                  (iii) it is an offer containing reasonably specific terms and conditions and made in writing by a principal, identified in the Partnership Interest Offer, and not an agent acting on behalf of an undisclosed principal; and

                  (iv) the Offeror shall not have committed any uncured defaults hereunder and the prospective purchaser shall be financially responsible and able to discharge its obligations under this Agreement.

      9.3 Specific Performance. The failure or refusal to comply with any or all of the provisions of this Section 9 shall entitle a Partner to specific performance of the terms, covenants and conditions of this Agreement, or any part hereof, in addition to any and all other remedies available at law or in equity.

      9.4 Buy Out. In the event that XIT's independent certified public accountants determine either (i) that consolidation of the financial statements of the Partnership with XIT is required for financial reporting purposes, or
(ii) that XIT must capitalize its lease for financial reporting purposes, then, at XIT's option, P&S shall make a good faith effort to buy XIT's interest in the Partnership at the initial book value of XIT's Capital Account net of any Financial Accounting Standards No. 121 adjustments made at the date of formation. P&S shall be deemed to have made a good faith effort if P&S has submitted a completed loan application to three (3) commercial lenders who regularly make commercial loans on industrial buildings.

                                   SECTION 10

                                  MISCELLANEOUS

      10.1 Headings. The titles and headings of the various paragraphs of this Agreement are intended solely for convenience of reference and are not intended to explain, modify or place any interpretation upon any of the provisions of this Agreement.

      10.2 Time of Essence. All times and dates in this Agreement shall be of the essence.

      10.3 Entire Agreement. This Agreement, which includes the Exhibits, contains all representations and the entire understanding and agreement between the parties. Correspondence, memoranda or agreements, whether written or oral, originating before the date of this Agreement with respect to the Partnership Business, are replaced in total by this Agreement unless otherwise especially stated.

      10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      10.5 Attorneys' Fees. In any dispute between the Partners, whether or not resulting in litigation, the prevailing party shall be entitled to recover from the other party all reasonable costs, including, but not limited to, reasonable attorneys' fees, court costs and costs of arbitration.

      10.6 Arbitration.

            (a) Arbitration Required. In the event of any dispute among the Partners, the matter will be submitted to binding arbitration. The parties hereto waive their right to a jury trial. Arbitrable disputes include any controversy or claim between the parties, including any claim based on contract, tort, or statute, arising out of or relating to the rights or duties of the parties under this agreement. Any controversy regarding whether a dispute is an arbitrable dispute shall be determined by the arbitrator.

            (b) Arbitrator. The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. at Orange County, California, or its successor ("JAMS"). If JAMS is unavailable, arbitration will be conducted by and in accordance with the rules of the American Arbitration Association ("AAA") as herein modified. In either case, there shall be only one arbitrator who shall be a judge who has retired from the Superior Court of the State of California, a higher California court or any federal court. The arbitrator shall be selected by mutual agreement of the parties, failing which, each party shall select an arbitrator. Both arbitrators shall jointly select a third arbitrator. The sole function of the third arbitrator shall be to select the entire position(s) advocated by either party's arbitrator; the third arbitrator shall have no power to adopt a compromise position(s) or to propose some other resolution of the dispute.

            (c) Rules of Arbitration. The rules to be followed in the arbitration are as follows: (1) claims comprising the petition for arbitration shall be submitted in the form of a complaint, prepared in conformance with California Code of Civil Procedure, Section 420 et seq., filed with the service or association which will be conducting the arbitration, with copies personally served on all responding parties. The respondent will have thirty
(30) days to file a response which will take the form of an answer, prepared in conformance with California Code of Civil Procedure Section 431.30. The matters at issue will be set for hearing by the arbitrator within twenty (20) days of the filing of the response to the claim. The arbitrator will schedule, upon mutual agreement of the parties, a prehearing conference, discovery and hearing dates. If the parties are unable to agree, the arbitrator will set the appropriate dates. The parties shall be allowed to conduct discovery in conformance with the provisions of the California Code of Civil Procedure Sections 1282.6, 1283 and 1283.05, except that depositions for discovery, as authorized by Section 1283.05(e), shall only be allowed upon a finding of good cause by the arbitrator. Any disputes concerning discovery shall be submitted to the arbitrator. At the arbitration hearing, the order of proof shall be governed by the California Code of Civil Procedure unless the parties mutually agree or the arbitrator directs otherwise. Admissibility will be governed by the California Evidence Code.

            (d) Decision of Arbitrator. The arbitrator shall comply with, and the decision of the arbitrator shall be rendered in accordance with, the law of the State of California. The arbitrator shall issue a statement of decision specifying in detail the reason for the arbitrator's decision, including pointing to the specific evidence that led to the arbitrator's decision. The arbitrator shall have the power only to award compensatory damages provided by California law, but shall not have the power to award punitive damages. The parties agree to be bound by the decision of the arbitrator, which shall be final, shall not be appealable and which shall allow for no trial de novo on the same issues. The arbitrator's decision shall be rendered within thirty (30) days following submission of the matter at issue, but the failure to comply with this provision shall in no way invalidate any decision or award as may be rendered more than thirty (30) days after submission. The judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

      10.7 Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall be given effect separately and shall not be affected.

      10.8 Notices. Notices given under this Agreement shall be in writing and shall either be served personally or delivered by first class registered or certified, return receipt requested U.S. mail, postage prepaid. Notices shall be deemed received at the earlier of actual receipt or three days following deposit in U.S. mail, postage prepaid. Notices shall be directed to the addresses shown on EXHIBIT A, provided that a Partner may change its address for notice by giving written notice to all other Partners in accordance with this notice section.

      10.9 Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each include the others whenever the context so indicates.

      10.10 Counterpart/Facsimile Signatures. This Agreement may be executed in counterparts, each of which is hereby declared to be an original; all, however, shall constitute but one and the same Agreement. A facsimile signature shall be deemed an original signature. After executing this Agreement on a copy sent via facsimile, each party hereto shall execute two originals of this Agreement, which originals shall be sent to each party by mail concurrently with the facsimile copy, provided that a party shall be bound by its obligations and agreements set forth in this Agreement upon the earlier of (i) its execution of the copy sent via facsimile, and (ii) its execution of the original sent via mail.

      10.11 Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions in this Agreement, and shall not be deemed to be references to the overall transaction or to any other agreements or documents.

      10.12 Covenant to Sign Documents. Each Partner shall execute, with acknowledgment or affidavit, if required, all documents and writings reasonably necessary or expedient in the creation of this Partnership and the achievement of its purpose.

      10.13 Bank Accounts. All Partnership funds shall be deposited in bank accounts with Imperial Bank unless the Partners jointly determine from time to time to deposit funds in other accounts.

      10.14 No Representation. The Partners hereby acknowledge that no representation, either expressed or implied, has been made or shall be deemed to have been made concerning the potential profitability of a Partnership Project.

      10.15 Successors in Interest. The terms, covenants and conditions contained in Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, and, subject to the applicable provisions of this Agreement, to their assigns.

      10.16 Partition. No Partner hereto shall have the right to partition the Partnership Project during the term of this Agreement, nor shall any Partner make application to any court or authority having jurisdiction in the matter, nor commence nor prosecute any action or proceeding for partition or the sale thereof, and upon any breach of the provisions of this Section by any Partner, the other Partners, in addition to all rights and remedies at law or in equity they may have, shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

      10.17 Waiver. The failure of any party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. Except as expressly provided otherwise, no waiver by any party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by each party.

      10.18 Approvals. Wherever in this Agreement, one party's approval is required, such party agrees to not unreasonably withhold (unless otherwise expressly provided in this Agreement) or delay such approval. Each Partner agrees to respond to a request for vote or approval within ten (10) business days of receipt of such request and, if such Partner votes no or disapproves such request, such Partner agrees to specify in reasonable detail the reasons for such no vote or disapproval. Failure to respond within such time frame shall constitute a yes vote and approval of the requested item.

      10.19 P&S, Peloquin and XIT agree to sign as co-guarantors on all loans, notes or credit facilities of the Partnership.

            IN WITNESS WHEREOF, the Partners have signed this Agreement effective as of the date first set forth above.


"P&S"                                     "XIT"

P & S Development,                        XIT Corporation,
a California general partnership          a New Jersey corporation,
                                          formerly known as XCEL corporation


By: /s/ J. Victor Peloquin                By:  /s/ Carmine T. Oliva
   ---------------------------------         -----------------------------------
      J. Victor Peloquin,
      general partner                     Its:  President
                                               ---------------------------------

By:   IDB Brickell, Inc.,                 By:
      a California corporation,              -----------------------------------
      general partner
                                          Its:
                                              ----------------------------------

      By: /s/ Victor Peloquin
         ---------------------------------
            J. Victor Peloquin, President

                                    EXHIBIT A

            PARTNER                             PERCENTAGE
            NAME AND ADDRESS                    INTEREST
            ----------------                    --------
            P&S Development                     50%
            4740 E. Bryson
            Anaheim, California 92807

            XIT CORPORATION                     50%
            4290 East Brickell
            Ontario, California 91761

                                      EXHIBIT A-1

                                PARTNER CAPITALIZATION


                                [CHART TO BE INSERTED]

                                    EXHIBIT B

                                Legal Description

PARCEL NO. 1:

PARCEL 41 OF PARCEL MAP NO. S776, IN THE CITY OF ONTARIO, COUNTY OF SAN BERNARDINO, STATE OF CALIFORNIA, AS PER PLAT RECORDED IN BOOK 101 OF PARCEL MAPS, PAGE(S) 77 THROUGH 87, INCLUSIVE, RECORDS OF SAID COUNTY; AND AS AMENDED BY CERTIFICATE OF CORRECTION RECORDED APRIL 13, 1987, INSTRUMENT NO. 87-119915, OFFICIAL RECORDS.

EXCEPTING THEREFROM ALL OIL, PETROLEUM, HYDROCARBONS, GAS, BREA, ASPHALTUM AND ALL KINDRED SUBSTANCES, AND OTHER MINERALS LYING BELOW A DEPTH OF 500 FEET FROM THE SURFACE, WITHOUT THE RIGHT OF SURFACE ENTRY, AS CONVEYED IN THE DEED FROM VINA VISTA VENTURE-NEW JOINT VENTURE, A PARTNERSHIP, TO ACTION TRADING COMPANY, A NEVADA CORPORATION, BY DEED RECORDED JULY 30, 1968, IN BOOK 7068, PAGE 672, OFFICIAL RECORDS.

ALSO EXCEPTING THEREFROM ALL COAL, OIL, GAS, PETROLEUM AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER THE PROPERTY, IT BEING EXPRESSLY UNDERSTOOD AND AGREED THAT GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL RETAIN THE EXCLUSIVE TITLE AND RIGHT TO REMOVE SAID SUBSTANCES; TOGETHER WITH THE SOLE RIGHT TO NEGOTIATE AND CONCLUDE LEASES AND AGREEMENTS WITH RESPECT TO ALL SUCH SUBSTANCES UNDER THE PROPERTY, AND TO USE THOSE PORTIONS OF THE PROPERTY WHICH UNDERLIE A PLANE PARALLEL TO AND 500 FEET BELOW THE PRESENT SURFACE OF THE PROPERTY FOR THE PURPOSES OF PROSPECTING FOR, DEVELOPING AND OR EXTRACTING SUCH SUBSTANCES FROM THE PROPERTY BY MEANS OF WELLS DRILLED INTO OR THROUGH SUCH PORTIONS OF THE PROPERTY OR DRILL SITES LOCATED ON OTHER PROPERTY; IT BEING FURTHER EXPRESSLY UNDERSTOOD AND AGREED THAT THE GRANTOR, ITS SUCCESSORS AND ASSIGNS, SHALL HAVE NO RIGHT TO ENTER UPON THE SURFACE OF THE PROPERTY OR TO USE THE PROPERTY OR ANY PORTION THEREOF ABOVE THE LEVEL OF THE AFORESAID 500-FOOT SUBTERRANEAN PLANE, AS RESERVED BY ONTARIO INDUSTRIAL PARTNERS, A CALIFORNIA GENERAL PARTNERSHIP, BY DEED RECORDED JUNE 18, 1987, INSTRUMENT NO. 87-206601, OFFICIAL RECORDS.

PARCEL NO. 2:

A NON-EXCLUSIVE EASEMENT FOR DRAINAGE PURPOSES OVER THOSE PARCELS DEFINED AS "SERVIENT TENEMENT PARCELS" FOR THE PARCEL CONVEYED HEREBY AS SUCH EASEMENT IS MORE PARTICULARLY DESCRIBED IN THE DECLARATION ESTABLISHING AGREEMENT AND GRANT OF STORM DRAIN EASEMENT RECORDED SEPTEMBER 17, 1986, INSTRUMENT NO. 86-268235, OFFICIAL RECORDS OF SAID COUNTY; AND RE-RECORDED SEPTEMBER 30, 1986, INSTRUMENT NO. 86-283863, OFFICIAL RECORDS OF SAID COUNTY; AND ANY AMENDMENTS THERETO (THE "STORM DRAIN AGREEMENT").

PARCEL NO. 3:

EASEMENTS, AS SET FORTH IN THE SECTIONS ENTITLED "RIGHTS AND DUTIES OF OWNERS" AND "PARTY WALLS AND FENCES" OF THE DECLARATION OF COVENANTS, CONDITIONS AND RESTRICTIONS RECORDED SEPTEMBER 23, 1983, INSTRUMENT NO. 83-223429, OFFICIAL RECORDS OF SAID COUNTY, AND ANY AMENDMENTS THERETO ("THE DECLARATION").

                               [DRAWING TO BE INSERTED]

                                  SCHEDULE 4.6

             LIENS, ENCUMBRANCES, SECURITY, OPTIONS, CLAIMS, CHARGES
                           EFFECTING TITLE TO PROPERTY


1.    Property Tax fiscal year 1989-90 and subsequent years.
      (5 year payment plan).  Paid as Agreed

2. Assessment for Improvements - City of Ontario District No. 103 Installments paid annually with real property taxes. Assessment will be levied through year 2008 tax bill.

3. Assessment for Improvements - City of Ontario District No. 100A Installments paid annually with real property taxes. Assessment will be levied through year 2006 tax bill.

4.    Community Facilities District No. 4
      Installments paid annually with real property taxes.
      Assessment levied through year 1999 tax bill.


                       CURRENT LEASES, TENANCIES AFFECTING
                            THE PARTNERSHIP PROPERTY

1. Lease Agreement dated September 15, 1990 by and between P & S Development ("Lessor") and Xcel Corporation ("Lessee").

2. Standard Industrial/Commercial Multi-Tenant Lease dated December 15, 1995 by and between P & S Development ("Lessor") and Jose Macias, as Sole Proprietor, dba Avila's Freight Company ("Lessee").


                                      INSURANCE

      Northbrook Insurance
      Policy Period:  7/7/96 - 7/7/97
      Policy Premium    $11,614.00              Balance     $4,069.15
      Policy is in full force and effect

                                 SCHEDULE 4.6(a)

Jose Macias dba Avila's Freight Company (Security Deposit)               $    10,938.00
Xcel Corporation (Security Deposit)                                      $    25,000.00
Xcel Corporation (Last Months Rent)                                      $    26,000.00
Tax Collector-Property Tax - Paid as agreed                              $   123,615.34


      MAINTENANCE CONTRACTS:
            None in excess of $10,000

                                 SCHEDULE 4.6(b)



                                         NONE